GEHL
	Gehl Company	Tel: 262/334-9461
	143 Water Street	Fax: 262/334-7517
	P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Thomas M. Rettler
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY REPORTS RECORD THIRD QUARTER SALES, NET INCOME
AND EARNINGS PER SHARE

        WEST BEND, WISCONSIN, October 30, 2006 – Gehl Company (NASDAQ GSM: GEHL) today reported record third quarter net sales from continuing operations of $121.0 million for the quarter ended September 30, 2006, an increase of 13% from 2005 third quarter net sales from continuing operations of $107.3 million. Income from continuing operations was $7.4 million, or $.59 per diluted share, for the third quarter of 2006 compared with income from continuing operations of $5.7 million, or $.52 per diluted share, for the third quarter of 2005.

        Income from operations (“operating profit”) was $12.1 million, or 10.0% of net sales, in the third quarter of 2006 compared to $9.4 million, or 8.8% of net sales, in the third quarter of 2005. The improvement in operating profit as a percentage of net sales was due to the increase in gross margin to 21.8% in the third quarter of 2006 compared to 20.6% in the third quarter of 2005. The increase in gross margin was primarily due to improved product price realization in the third quarter of 2006 as well as the favorable impact of on-going cost reduction initiatives.

        “Our record third quarter results showed continuous progress as we achieved solid revenue growth and improved gross margins,” said William D. Gehl, Chairman and Chief Executive Officer. “Notwithstanding the weakening U.S. housing market, the fundamentals of our global markets remain solid and we are on track to achieve our full year 2006 sales and earnings outlook.”

        For the first nine months of 2006, Gehl reported net sales from continuing operations of $382.6 million, an increase of 11% from 2005 first nine month net sales from continuing operations of $344.5 million. Income from continuing operations was $23.1 million, or $1.86 per diluted share, for the first nine months of 2006 compared to $16.4 million, or $1.54 per diluted share, for the first nine months of 2005.

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Gehl Company
Gehl Company Reports Record Third Quarter Sales, Net Income and Earnings Per Share
October 30, 2006

        On April 3, 2006, the Company announced the discontinuation of its agricultural implement product lines. Net income for the first nine months of 2006 includes an after-tax charge of $7.8 million, or $0.62 per diluted share, that the Company recorded related to the discontinuance of these product lines. The after-tax charge reflects a reduction from the previous estimate of $9.0 million, or $.73 per diluted share, due to higher than expected proceeds from the sale of machinery and equipment associated with the discontinued operations. Including the after-tax charges and results of the discontinued operations, the Company recorded net income of $8.3 million in the 2006 third quarter and $15.0 million in the 2006 first nine months compared to $5.1 million in the 2005 third quarter and $15.6 million in the 2005 first nine months.

2006 Full Year Outlook

        The Company reaffirmed its 2006 full year outlook with net sales from continuing operations in the range of $485 million to $495 million and earnings per diluted share from continuing operations of $2.20 to $2.30. Expected earnings per diluted share include an estimated $0.06 per share of compensation expense related to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, which requires companies to recognize compensation expense for all stock-based awards.

Conference Call

        A conference call is scheduled for 1:00 p.m. CST on Monday, October 30, 2006. The call will review 2006 third quarter and nine month earnings and discuss the Company’s 2006 full year outlook.

        All interested parties are invited to listen to the presentation. The conference call may be accessed by dialing (866) 510-0710 or (617) 597-5378 up to 15 minutes before the call begins. The passcode is 90444081. Access may also be gained through the Company’s web site (www.gehl.com) by first clicking on the Investor Relations tab, then clicking on Web Casts, and then selecting the 3rd Quarter 2006 Financial Earnings Conference Call Web Cast. A replay of the conference call will be available beginning at 4:00 p.m. CST. An archive of the presentation will be available for one year on the Company’s web site after the call. A telephonic replay of the audio presentation will be available for one week after the call by dialing (888) 286-8010 or (617) 801-6888. The replay pass code is 59404043.

Gehl Company
Gehl Company Reports Record Third Quarter Sales, Net Income and Earnings Per Share
October 30, 2006

Forward Looking Statements

        Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. When used in this press release, words such as the Company “believes,” “anticipates,” “expects”, “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, those risk factors cited in the Company’s filings with the Securities and Exchange Commission, any adverse change in general economic conditions, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives (including cost reduction initiatives), unanticipated expenses associated with the discontinuance of the Company’s agricultural implement lines, market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel) and component parts, unanticipated difficulties in securing product from third party manufacturing sources, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any strategic transactions effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for 2006, including those listed in the “2006 Full Year Outlook” above, are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

Gehl Company
Gehl Company Reports Record Third Quarter Sales, Net Income and Earnings Per Share
October 30, 2006

About Gehl Company

        Gehl Company (NASDAQ GSM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, Wisconsin. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

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Gehl Company
Gehl Company Reports Record Third Quarter Sales, Net Income and Earnings Per Share
October 30, 2006

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the Third Quarter Ended (unaudited)		For the Nine Months Ended (unaudited)
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005
Net sales	$121,021	$107,303	382,599	$344,524
Cost of goods sold	94,661	85,185	299,864	272,645

Gross profit	26,360	22,118	82,735	71,879
Selling, general and administrative expenses	14,298	12,681	44,540	42,494

Income from operations	12,062	9,437	38,195	29,385
Interest expense	(831)	(1,423)	(2,774)	(4,440)
Interest income	975	1,019	3,019	3,223
Other expense, net	(951)	(470)	(3,105)	(3,341)

Income from continuing operations before income taxes	11,255	8,563	35,335	24,827
Provision for income taxes	3,883	2,911	12,192	8,439

Income from continuing operations	7,372	5,652	23,143	16,388
Loss from discontinued operations, net of tax	(309)	(594)	(388)	(784)
Income (loss) on disposal of discontinued operations, net of tax	1,284	--	(7,755)	--

Net income	$8,347	$5,058	$15,000	$15,604

Diluted earnings (loss) per share:
from continuing operations	$0.59	$0.52	$1.86	$1.54
from discontinued operations	0.08	(0.05)	(0.66)	(0.07)

Total diluted earnings per share	$0.67	$0.47	$1.21	$1.47

Weighted average number of common
shares and common stock equivalents	12,401	10,838	12,410	10,614
Basic earnings (loss) per share:
from continuing operations	$0.61	$0.55	$1.92	$1.61
from discontinued operations	0.08	(0.06)	(0.68)	(0.08)

Total basic earnings per share	$0.69	$0.49	$1.25	$1.53

Weighted average number of common
shares	12,090	10,327	12,026	10,173

Gehl Company
Gehl Company Reports Record Third Quarter Sales, Net Income and Earnings Per Share
October 30, 2006

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 30, 2006	December 31, 2005	October 1, 2005
ASSETS
Cash	$3,733	$4,842	$3,229
Accounts receivable - net	207,361	158,695	175,228
Finance contracts receivable - net	11,318	34,524	22,465
Inventories	49,579	39,121	37,469
Assets of discontinued operations - net	5,382	28,045	29,270
Deferred income taxes	11,382	7,483	8,104
Prepaid expenses and other current assets	21,413	14,192	19,525

Total current assets	310,168	286,902	295,290
Property, plant and equipment - net	30,779	29,923	31,212
Goodwill	11,748	11,748	11,748
Other assets	25,453	19,599	19,222

Total assets	$378,148	$348,172	$357,472

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$85,169	$74,296	$79,676
Long-term debt obligations	50,292	52,069	63,272
Other long-term liabilities	14,809	12,331	12,957
Deferred income taxes	983	983	1,247
Total shareholders' equity	226,895	208,493	200,320

Total liabilities and shareholders' equity	$378,148	$348,172	$357,472

Gehl Company
Gehl Company Reports Record Third Quarter Sales, Net Income and Earnings Per Share
October 30, 2006

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Nine Months Ended
	September 30, 2006	October 1, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,000	$15,604
Adjustments to reconcile net income to net cash
provided by (used for) operating activities:
Loss on discontinued operations (non-cash), net of taxes	6,114	--
Depreciation and amortization	3,768	4,158
Compensation expense for share based payments	1,191	169
Cost of sales of finance contracts	3,113	1,677
Proceeds from the sales of finance contracts	153,497	139,423
Increase in finance contracts receivable	(132,035)	(89,870)
Increase in retained interest in sold finance contracts	(15,513)	(26,818)
Increase (decrease) in cash due to changes in:
Accounts receivable - net	(41,234)	(71,770)
Inventories	(5,838)	(3,803)
Accounts payable	9,637	8,245
Other	3,438	4,647

Net cash provided by (used for) operating activities	1,138	(18,338)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(3,979)	(8,063)
Proceeds from the sale of property, plant and equipment	2,276	360
Other	71	98

Net cash used for investing activities	(1,632)	(7,605)
CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments on) proceeds from revolving credit loans	(1,646)	(6,117)
Repayments of other borrowings - net	(1,546)	(20,287)
Proceeds from issuance of common stock	1,406	49,234
Other	1,171	1,080

Net cash (used for) provided by financing activities	(615)	23,910
Net decrease in cash	(1,109)	(2,033)
Cash, beginning of period	4,842	5,262

Cash, end of period	$3,733	$3,229